H. C. WAINWRIGHT & CO., INC.

Investments Since 1868

52 Vanderbelt Avenue, 12th Floor
New York, NY 10017

Phone: (212) 856-5700
Fax: (212) 856-5753

Subject to Due Diligence and Commitment Committee Approval
Private and Confidential

April 8, 2008

World Web Publishing.com Corp.
Mr. Jordan S. Wangh
President & Chief Executive Officer
280-13071 Vanier Place,
Richmond, BC 98230-4033

Dear Mr. Wangh:

We are pleased that World Web Publishing.com Corp. (the "**Company**") has decided to retain H.C. Wainwright & Co., Inc. ("**H.C. Wainwright**") on an exclusive basis to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement ("**Agreement**") will confirm H.C. Wainwright's acceptance of such retention and set forth the terms of our engagement.

1. Retention. The Company hereby retains H.C. Wainwright as its exclusive financial advisor and investment banker to provide investment banking services to the Company, including in connection with a potential equity and/or equity-linked financing for the Company (the "**Financing**") of up to $10 million. H.C. Wainwright accepts such retention on a "best-efforts" basis and on the other terms and conditions set forth in this Agreement. In such capacity, H.C. Wainwright shall: (i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company; (ii) advise the Company on matters relating to the structure of its financial instruments and recommend financing structures; (iii) assist the Company in its capital raising efforts, including the coordination of a Private Placement Memorandum ("**PPM**") in connection with the Financing and/or any other financing of the Company; and (iv) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

2. Information. In connection with H.C. Wainwright's activities hereunder, the Company will cooperate with H.C. Wainwright and furnish H.C. Wainwright upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the "**Information**") which H.C. Wainwright deems appropriate and will provide H.C. Wainwright with access to the Company's officers, directors, employees, independent accountants and legal counsel. In connection with capital raising efforts, the Company will also provide H.C. Wainwright with a PPM with respect to the Company (such memorandum in the form authorized by the Company, including any exhibits or supplements thereto, being the "**PPM Materials**"). The Company represents and warrants to H.C. Wainwright that all Information and PPM Materials made available to H.C. Wainwright hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to H.C. Wainwright

will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that H.C. Wainwright: (i) will use and rely primarily on the Information and the PPM Materials and on information available from generally recognized public sources, if any, in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and PPM Materials and such other information; (iii) will not make an appraisal of any assets of the Company and (iv) retains the right to continue to perform due diligence during the course of the engagement. In addition, H.C. Wainwright is authorized as the Company's exclusive placement agent in connection with capital raising efforts to transmit to any prospective investor a copy or copies of the PPM Materials, forms of purchase agreements and any other legal documentation supplied to H.C. Wainwright for transmission to any prospective investor by or on behalf of the Company or by any of the Company's officers, representatives or agents, in connection with the performance of H.C. Wainwright's services hereunder or any transaction contemplated hereby. Any advice rendered by H.C. Wainwright pursuant to this Agreement may not be disclosed publicly without H.C. Wainwright's prior written consent. H.C. Wainwright hereby acknowledges that certain of the information received by H.C. Wainwright may be confidential and/or proprietary, including Information with respect to the Company's technologies, products, business plans, marketing, and other Information which must be maintained by H.C. Wainwright as confidential unless; (i) disclosure is required by law or requested by any government, regulatory or self-regulatory agency or body; (ii) any Information is or becomes generally available to the public; or (iii) any Information was or becomes available to H.C. Wainwright on a non-confidential basis from a source other than the Company or any of its representatives. H.C. Wainwright agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved.

3. Compensation. As consideration for H.C. Wainwright's services pursuant to this Agreement, H.C. Wainwright shall be entitled to receive, and the Company agrees to pay H.C. Wainwright, the following compensation:

(a) Upon the execution of this Agreement, the Company shall issue to H.C. Wainwright or its' assignees (all of which will be employed by H.C. Wainwright at the time of issuance) 100,000 shares in fully paid non-assessable common stock. Additionally, the Company shall issue to H.C. Wainwright 100,000 warrants at an exercise price of fifty cents ($0.50). These shares will be included in any registration statement filed with the Securities and Exchange Commission by the Company.

(b) The Company shall pay to H.C. Wainwright $50,000, upon the signing of a term sheet, this amount shall be credited against those fees per schedule appearing in Exhibit B (hereto, the "**Fee Schedule**"). These fees shall be earned by and paid to H.C. Wainwright by the Company in connection with each Financing undertaken by the Company and shall not exceed the cash fee of eight percent (8%) of the amount of the capital to be raised.

(c) The Company agrees that if within twenty-four (24) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was originally introduced by H.C. Wainwright or who was contacted by H.C. Wainwright in connection with its services for the Company hereunder proposes a Financing involving the Company or provides Financing to the Company and H.C. Wainwright is not engaged as the Company's financial advisor, agent and/or investment banker in connection with such Financing, then, if any such Financing is consummated, the Company shall pay to H.C. Wainwright the

fees set forth on the Fee Schedule attached as Exhibit B hereto that H.C. Wainwright would have received had H.C. Wainwright been engaged as the Company's financial advisor in connection with such-Financing. H.C. Wainwright shall provide the Company with a list of investors whom it has contacted for the financing. Potential investors that are not included in the said list shall not be bound by clause 3 (b).

4. Certain Placement Procedures. The Company and H.C. Wainwright each represents to the other that it has not taken, and the Company and H.C. Wainwright each agrees with the other that it will not take any action, directly or indirectly, so as to cause the Financing to fail to be entitled to rely upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "Act"). In effecting the Financing, the Company and H.C. Wainwright each agrees to comply in all material respects with applicable provisions of the Act and any regulations thereunder and any applicable state laws and requirements. The Company agrees that any representations and warranties made by it to any investor in the Financing shall be deemed incorporated herein in their entirety and also to be made to H.C. Wainwright for its benefit. The Company agrees that it shall cause an opinion of its counsel to be addressed and delivered to H.C. Wainwright and any investors in the Financing.

5. Expenses. In addition to payment to H.C. Wainwright of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse H.C. Wainwright for all reasonable expenses (including, without limitation, fees and disbursements of counsel, all travel expenses, blue sky fees and expenses, expenses related to background checks and all other out-of-pocket expenses) incurred by H.C. Wainwright in connection with its engagement hereunder. H.C. Wainwright will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $5,000 without prior authorization of the Company, provided that the foregoing limitation and consent shall not apply to legal fees or "blue sky" fees and expenses. In addition, the Company agrees to pay up to $20,000 in due diligence expenses incurred in connection with the Financing as incurred.

6. Indemnification. The Company agrees to indemnify H.C. Wainwright in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the "**Indemnification Provisions**"), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

7. Future Rights. As additional consideration for its services hereunder and as an inducement to cause H.C. Wainwright to enter into this Agreement, if at any time during the term of this Agreement or within twenty-four (24) months from the effective date of the termination of this Agreement, the Company proposes to effect an initial public offering of its securities, a financing or any other transaction or to engage an investment banking firm to provide such services to the Company (other than during the term of this Agreement the services to be provided by H.C. Wainwright hereunder), the Company shall offer to retain H.C. Wainwright as manager of such offering, or as its exclusive advisor, agent and/or investment banker in connection with such financing or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. Such offer shall be made in writing in order to be effective. The Company shall not offer to retain any other investment banking firm in connection with any such offering, financing or other matter on terms more favorable than those discussed with H.C. Wainwright without offering to retain H.C. Wainwright on such more favorable terms. H.C. Wainwright shall notify the Company within 30 days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If H.C. Wainwright should decline such retention, the Company shall have no further obligations to H.C. Wainwright, except as specifically provided for herein.

8. Other Activities. The Company acknowledges that H.C. Wainwright has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of H.C. Wainwright contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of H.C. Wainwright or of any member, manager, officer, employee, agent or representative of H.C. Wainwright, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of H.C. Wainwright to render services of any kind to any other corporation, firm, individual or association. H.C. Wainwright may, but shall not be required to, present opportunities to the Company.

9. Termination; Survival of Provisions. Either H.C. Wainwright or the Company may terminate this Agreement (i) at any time upon 30 days' prior written notice to the other party after the twelve (12) month anniversary of this Agreement or (ii) if at any time Anthony J. Sarkis is no longer employed as Director of Investment Banking at H.C. Wainwright In the event of such termination, the Company shall pay and deliver to H.C. Wainwright: (i) all compensation earned through the date of such termination ("**Termination Date**") pursuant to any provision of Section 3 hereof, and (ii) all compensation which may be earned by H.C. Wainwright after the Termination Date pursuant to Section 3 hereof, and shall reimburse H.C. Wainwright for all expenses incurred by H.C. Wainwright in connection with its services hereunder pursuant to Section 5 hereof. All such fees and reimbursements due to H.C. Wainwright pursuant to the immediately preceding sentence shall be paid to H.C. Wainwright on or before the Termination Date (in the event such fees and reimbursements are earned or owed as of the Termination Date) or upon the closing of a Financing or any applicable portion thereof (in the event such fees are due pursuant to the terms of Section 3 hereof). Notwithstanding anything expressed or implied herein to the contrary: (i) any Agency Agreement entered into between H.C. Wainwright and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 5, 6 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 7, 8, 9, 10, 11, 13, 14, 15, 18, 20 and 21 shall survive the termination of this Agreement.

10. Notices. All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to H.C. Wainwright, to H.C. Wainwright & Co, Inc., 52 Vanderbilt Avenue, 12th Floor, New York, NY 10017, Attention: Anthony J. Sarkis, Director of Investment Banking, Fax No. (212) 856-5750, and if to the Company, to the address, set forth on the first page of this Agreement, Attention: Mr. Wangh, Fax No. (xxx) xxx xxx. Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier; and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

11. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 10 hereof. The parties hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement.

12. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

13. Independent Contractor; Nondisclosure of Confidential Information. H.C. Wainwright has been retained under this agreement as an independent contractor with duties owed solely to the Company and nothing in this Agreement or the nature of the H.C. Wainwright's services shall be deemed to create a fiduciary or agency relationship between the Company and H.C. Wainwright. The advice, written or oral, rendered by H.C. Wainwright pursuant to this Agreement is intended solely for the benefit and use of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose, reproduced, disseminated, or referred to at any time, in any manner or for any purpose, nor shall any public references to H.C. Wainwright be made by the Company, without the prior written consent of H.C. Wainwright, which consent shall not be unreasonably withheld.

14. Best Efforts Engagement for Capital Raising. It is expressly understood and acknowledged that H.C. Wainwright's engagement for the Financing does not constitute any commitment, express or implied, on the part of H.C. Wainwright or of any of its affiliates to purchase or place the Company's securities or to provide any type of financing and that the Financing will be conducted by H.C. Wainwright on a "best efforts" basis.

15. Press Announcements. The Company agrees that H.C. Wainwright shall, upon a successful transaction, have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that H.C. Wainwright shall submit a copy of any such advertisement to the Company for its approval, such approval not to be unreasonably withheld.

16. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

17. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither H.C. Wainwright nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

18. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that H.C. Wainwright has been retained under this Agreement as an independent contractor and is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company's stockholders or creditors or any other person by virtue of this Agreement or the retention of H.C. Wainwright hereunder, all of which are hereby expressly waived.

19. No Commitment. It is expressly understood and acknowledged that H.C. Wainwright's engagement with respect to capital raising activities does not constitute any commitment, express or implied, on the part of H.C. Wainwright or of any of its affiliates to purchase or place the Company's securities or to provide any type of financing.

20. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

21. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

[Signature Page Follows]

If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this Agreement in the space provided below and return it to us.

Very truly yours,

H.C. WAINWRIGHT & CO., INC.

By: ______________________
Anthony J. Sarkis
Director of Investment Banking

Agreed to and accepted this 8 day of Apr, 2008

World Web Publishing.com Corp.

By: ______________________
Mr. Jordan S. Wangh
President & Chief Executive Officer

Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless H.C. Wainwright and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, "**Losses**"), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, H.C. Wainwright's acting for the Company, including, without limitation, any act or omission by H.C. Wainwright in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and H.C. Wainwright to which these indemnification provisions are attached and form a part (the "**Agreement**"), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any Agency Agreement), or the enforcement by H.C. Wainwright of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of H.C. Wainwright by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party's gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the "**Indemnified Parties**"): H.C. Wainwright, its present and former affiliated entities, managers, members, directors, officers, stockholders, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability, which the Company may otherwise have to any Indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against any Indemnified Party made with the Company's written consent. The Company shall not, without the prior written consent of H.C. Wainwright, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the

claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by H.C. Wainwright in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by H.C. Wainwright pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

Financing Fees: For any Financing, the Company shall pay H.C. Wainwright a cash fee of eight percent (8%) of the amount of capital raised, invested or committed (as funds are received by the company).

Agent Warrants:

For each Financing, the Company shall issue to H.C. Wainwright warrants (the "Agent Warrants") to purchase eight percent (8%) of the aggregate number of shares of equity securities sold (or issuable upon exercise of any convertible debentures or notes sold) in such Financing at an exercise price equal to 100% of the purchase price or the conversion price of the securities sold in the Financing. The Agent Warrants shall provide for (a) a 4-year term, and (b) cashless exercise provisions, (c) standard anti-dilution protections. The equity securities underlying the Agent Warrants, if any, shall be registered in the registration statement, if any, filed in connection with the Financing.

Attorneys' Fees:

The Company will pay up to $30,000 in legal fees for each Financing, irrespective of whether the Financing is ultimately consummated.